UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Aberdeen Chile Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Press Release

FOR IMMEDIATE RELEASE

For More Information Contact:

Aberdeen Asset Management Inc.

Investor Relations

800-522-5465

InvestorRelations@aberdeenstandard.com

ABERDEEN CHILE FUND, INC. ANNOUNCES POSTPONEMENT OF

ANNUAL AND SPECIAL SHAREHOLDER MEETINGS

Philadelphia, January 17, 2018— Aberdeen Chile Fund, Inc. (the “Fund”) (NYSE American: CH) announced that it has postponed its 2018 annual meeting of shareholders (the “Annual Meeting”) and the special meeting of shareholders (the “Special Meeting”, and together with the Annual Meeting, the “Meetings”), which were scheduled to be held on Friday, January 19, 2018, to allow for the solicitation of additional proxies for the Meetings to achieve the requisite quorum.

The rescheduled Meetings will be held on Friday, January 26, 2018, at the offices of Aberdeen Asset Management Inc., 1735 Market Street, 32nd Floor, Philadelphia, Pennsylvania 19103.  The Annual Meeting will be held at 3:00pm ET and the Special Meeting will be held at 3:30pm ET.

The purpose of the Meetings is to seek shareholder approval of the proposals described in the Fund’s proxy statement dated December 27, 2017.  At the Annual Meeting, shareholders of the Fund are being asked to elect three Directors to the Board of Directors of the Fund. At the Special Meeting, shareholders of the Fund are being asked to approve certain proposals in connection with the proposed consolidation of several closed-end funds, including the Fund.  As previously announced, in connection with the consolidation, shareholders of each acquired fund will be asked to vote on the reorganization of their fund into the Fund at a special meeting currently targeted for early-second quarter 2018.  It is not currently anticipated that postponement of the Fund’s Meetings will delay the acquired funds’ special shareholder meetings.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the fund’s portfolio. There is no assurance that the Fund will achieve its investment objective.

If you wish to receive this information electronically, please contact InvestorRelations@aberdeenstandard.com

aberdeench.com

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